Larry C. Boyd Executive Vice President, Secretary & General Counsel Worldwide Legal	Ingram Micro Inc. 3351 Michelson Drive, Suite 100 Irvine, CA 92621	Mobile Direct Fax	+1-714-474-8739 +1-714-382-3189 +1-714-566-9370
larry.boyd@ingrammicro.com

November 10, 2016

Tianjin Tianhai Investment Company, Ltd.
4F, Shanghai HNA Building, 898 Puming Road
Shanghai
People’s Republic of China
Attention: Qiang Wu
Facsimile No.: +86-22-5808-7380
Email: wuqiang@hnagroup.com

Re:       Extension of First Extension; Amendment of Merger Agreement

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 17, 2016, among Ingram Micro, Inc. (the “Company”), Tianjin Tianhai Investment Company, Ltd. (“Parent”) and GCL Acquisition, Inc. (“Merger Sub”). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned thereto in the Merger Agreement.

Reference is further made to that certain notice, dated as of August 5, 2016, from the Company to Parent and acknowledged by Parent and Merger Sub, pursuant to which the Company elected to exercise the First Extension and extend the End Date under the Merger Agreement to November 13, 2016 (the “First Extension Notice”).

The Company, Parent and Merger Sub hereby agree that, notwithstanding anything to the contrary in the Merger Agreement or the First Extension Notice, (A) the End Date pursuant to the First Extension Notice shall be extended to December 15, 2016 and (B) Section 10.01(b)(i) of the Merger Agreement shall be deleted in its entirety and replaced with the following:

“the Merger has not been consummated on or before August 15, 2016 (as such date may be extended pursuant to the following proviso, the “End Date”); provided, that (A) if, on August 15, 2016, there is a CFIUS Investigation and/or any or all of the conditions to the Closing set forth in Section 9.01(c) or Section 9.01(d) shall not have been satisfied, but all other conditions to the Closing set forth in Article 9 shall have been satisfied or, if permissible under Applicable Law, waived by the party entitled to waive such condition (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on such date), then the End Date may be extended to December 15, 2016 if either the Company or Parent notifies Parent or the Company, as applicable, in writing prior to the initial End Date of its election to so extend the End Date (the “First Extension”) and (B) if either party exercises the First Extension, and on December 15, 2016, there is a CFIUS Investigation and/or any or all of the conditions to the Closing set forth in Section 9.01(c) or Section 9.01(d) shall not have been satisfied, but all other conditions to the Closing set forth in Article 9 shall have been satisfied or, if permissible under Applicable Law, waived by the party entitled to waive such condition (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on such date), then the End Date may be extended to February 11, 2017 if either the Company or Parent notifies Parent or the Company, as applicable, in writing prior to the expiration of the First Extension of its election to so further extend the End Date; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;”

After giving effect to this agreement, each reference in the Merger Agreement to “this Agreement”, “hereof”, “herein”, “hereunder”, “hereby” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this agreement. Notwithstanding the foregoing, all references in the Merger Agreement to “the date hereof” or “the date of this Agreement” shall refer to February 17, 2016.

The provisions of Article 11 (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this agreement, and to the Merger Agreement as modified by this agreement, taken together as a single agreement, reflecting the terms as modified hereby.

Except as expressly amended hereby, the Merger Agreement shall remain in full force and effect in accordance with its terms.

This agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

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Larry C. Boyd Executive Vice President, Secretary & General Counsel Worldwide Legal	Ingram Micro Inc. 3351 Michelson Drive, Suite 100 Irvine, CA 92621	Mobile Direct Fax	+1-714-474-8739 +1-714-382-3189 +1-714-566-9370
larry.boyd@ingrammicro.com

Very truly yours,

INGRAM MICRO INC.

By	/s/ Larry C. Boyd
	Name:	Larry C. Boyd
	Title:	Executive Vice President, Secretary & General Counsel

Cc:

Weil, Gotshal & Manges LLP
29/F Alexandra House
18 Chater Road
Central, Hong Kong
Attention:	Akiko Mikumo
Charles Ching
Facsimile No.:	+852-3015-9354
E-mail:	akiko.mikumo@weil.com
charles.ching@weil.com

Fangda Partners
27/F, North Tower, Beijing Kerry Centre
1 Guanghua Road, Chaoyang District
Beijing 100020
People’s Republic of China
Attention:	Fei Qiao
Facsimile No.:	+86-10-5769-5788
E-mail:	fei.qiao@fangdalaw.com

Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, California 94025
Attention:	Alan Denenberg
Stephen Salmon
Facsimile No.:	+1-650-752-3663
E-mail:	alan.denenberg@davispolk.com
stephen.salmon@davispolk.com

Acknowledged and agreed as of the date first above written:

TIANJIN TIANHAI INVESTMENT COMPANY, LTD.

By	/s/ Guo Ke
	Name:	Guo Ke
	Title:	Vicechairman and Chief Executive Officer

GCL ACQUISITION, INC.

By	/s/ Cai Jian
	Name:	Cai Jian
	Title:	Director